Exhibit 10.2

19505 Biscayne Blvd. ● Suite 2350 ● Aventura, FL 33180 ● legal@ascentpartnersllc.com

To:	Our Bond, Inc.
18 West 18th Street, 6th Floor
New York, NY 10011
Email: Doron.Kempel@ourbond.com

Attention:	Doron Kempel
Chief Executive Officer

June 11, 2026

Re: Amendment to Warrants to Purchase Common Stock

Dear Mr. Kempel:

Reference is made to (i) the Warrant to Purchase Common Stock dated October 27, 2025, under which Ascent Partners Fund LLC, a Delaware limited liability company (the “Purchaser”) may purchase up to 3,000,000 shares of common stock of Our Bond, Inc., a Nevada corporation (together with its successors and permitted assigns, the “Company”) at an exercise price of $12.35 for a period of sixteen (16) months from the date of issuance (the “16 Month Warrants”), and (ii) the Warrant to Purchase Common Stock dated October 27, 2025, under which the Purchaser may purchase up to 6,000,000 shares of common stock of the Company at an exercise price of $12.35 for a period of twenty-four (24) months from the date of issuance (the “24 Month Warrants” and together with the 16 Month Warrants, the “Warrants”). Capitalized terms used but not defined herein are used as defined in the Warrants.

Subject to the terms and conditions set forth herein, and effective on the date hereof, the Warrants are hereby amended as follows:

1. Section 2 of 16 Month Warrants to purchase up to 3,000,000 shares of Common Stock is hereby amended to read as follows:

“Price. The purchase price at which this Warrant may be exercised shall be an exercise price equal to $1.25 per share adjusted from time to time pursuant to Section 5 (as so adjusted, the “Exercise Price”), until February 27, 2027.”

2. Section 2 of 24 Month Warrants to purchase up to 6,000,000 shares of Common Stock is hereby amended to read as follows:

“Price. This Warrant represents the right to purchase an aggregate of 6,000,000 shares of Common Stock (the “Warrant Shares”), consisting of (i) 1,500,000 Warrant Shares (the “Tranche 1 Warrant Shares”) exercisable at a price equal to $1.25 per share (as adjusted from time to time, the “Tranche 1 Exercise Price”) and (ii) 4,500,000 Warrant Shares (the “Tranche 2 Warrant Shares”) exercisable at a price equal to $2.25 per share (as adjusted from time to time, the “Tranche 2 Exercise Price” and, together with the Tranche 1 Exercise Price, each an “Exercise Price”), in each case until October 27, 2027.”

3. Except as expressly amended by this Amendment, all of the terms and conditions of the Warrants remain unchanged and in full force and effect. The Warrants, as amended by this Amendment, are hereby ratified and confirmed in all respects.

Notwithstanding anything to the contrary contained in the Warrants, the Purchase Agreement, or any other Transaction Document, effective as of the date hereof, all warrants to purchase shares of Common Stock of the Company held by the Purchaser or any of its Affiliates, other than the Warrants expressly amended hereby, are hereby terminated, canceled and extinguished in their entirety, and shall be of no further force or effect, with no remaining rights, obligations or liabilities of any kind thereunder, whether accrued or unaccrued; provided, that the Warrants, as amended by this Amendment, shall continue in full force and effect in accordance with their terms.

This amendment is a Transaction Document and is limited as written.

As of the date first written above, each reference in the Warrants to “this Warrant,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to the Warrants (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Warrants as modified hereby, and the provisions in this amendment amending the Warrants shall be read together and construed as a single agreement with the Warrants. The execution, delivery and effectiveness of this amendment shall not, except as expressly provided herein, commit or otherwise obligate the Holder to enter into or consider entering into any other consent, waiver or modification of any Transaction Document or make any further purchases or other advances pursuant to any Transaction Documents.

In further consideration for the execution of this amendment by the Purchaser and without limiting any rights or remedies the Purchaser or any Purchaser Parties may have, the Company hereby releases each of the Purchaser and the Purchaser Parties (each a “Releasee” and, collectively, the “Releasees”) against any and all claims and from any other Losses of the Company or any Subsidiary thereof, whether or not relating to any Transaction Document, any obligation or liability owing thereunder, any asset of the Company or any of their Subsidiaries or Affiliates, or any legal relationship that exists or may exist between any Releasee and the Company or any Subsidiary of the Company. The Company, for itself and for its Subsidiaries, acknowledges and agrees that it or its Subsidiaries may discover information later that could have affected materially their willingness to agree to the release in this paragraph and that neither such possibility, which it took into account when executing this amendment, nor such discovery, as to which it expressly assumes the risk, shall affect the effectiveness of the release in this paragraph, and waives the benefit of any legal requirement that may provide otherwise.

As a Transaction Document, and pursuant to Section 8 (Miscellaneous) of the Warrants, this Amendment is subject to various interpretative, amendment and third party beneficiary and other miscellaneous provisions set forth in the Purchase Agreement that expressly apply to Transaction Documents, located principally in Article VI thereof, including Sections 6.3(d) (No Implied Waivers or Notice Rights), 6.5 (Set off), 6.7 (Severability) and 6.11 (Marshaling, Payments Set Aside) but also Sections 3.1 (Representations and Warranties of the Company Parties (including clause (kk) (AML/CTF Regulations)), 4.14 (Indemnification of Each Purchaser Party) and 6.2 (Fees and Expenses) thereof, which the Company, in the case of representations and warranties, expressly makes herein for the benefit of the Holder whenever those are made under the Purchase Agreement, and, for other provisions, agrees to comply therewith.

In addition, without limitation, (a) Section 8(h) (Governing Law) of the Warrants provides that this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and that Proceedings in respect hereto shall be brought exclusively in the state or federal courts sitting in the City of New York, Borough of Manhattan and (b) in Section 8(i) (Waiver of Jury Trial), the parties thereto (which include the parties hereto) thereby irrevocably and unconditionally waived, to the fullest extent permitted by applicable Regulations, any right that they may have to trial by jury of any claim or cause of action or in any Proceeding, directly or indirectly based upon or arising out of, under or in connection with, this Amendment or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). The parties hereto hereby reaffirm all of these and all other provisions of the Transaction Documents applying to the Transaction Documents as applying to this amendment, all of which are hereby incorporated herein by reference.

[Signature Pages Follow]

This Amendment may be executed in counterparts, which may be effectively transmitted by fax or e-mail (in each case return receipt requested and obtained) and which, together, shall constitute one and the same instrument.

Very truly yours,

ASCENT PARTNERS FUND LLC, as Purchaser

By:
Name:
Title:

Accepted and Agreed

As of the Date First Written Above:

Our Bond, Inc.,
as Company

By:	/s/ Doron Kempel
Name:	Doron Kempel
Title:	Chief Executive Officer